EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 2, 2004, accompanying the financial statements and schedules included in the Annual Report of Flagstar Bank 401(k) Plan on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Flagstar Bancorp, Inc. on Form S-8, effective April 30, 1999.

GRANT THORNTON LLP

June 24, 2004